Exhibit 99.1

Contact:

Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	KCSA Worldwide
215-579-7388	212-896-1251 / 212-896-1248

CollaGenex Pharmaceuticals Reports New Option Grants

Under NASDAQ Market Rule 4350

Newtown, Pa., August 11, 2004 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today announced, in accordance with NASDAQ Marketplace Rule 4350, as amended, it granted inducement stock options in connection with the commencement of employment of each of Greg Ford, the Company’s Vice President, Business Development and Strategic Planning, and Brad Zerler, the Company’s Vice President of Research. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 70,000 non-qualified stock options to Mr. Ford and 40,000 non-qualified stock options to Mr. Zerler, each with exercise prices equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 20% for each year of service with the Company.

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat®, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, Atrix Laboratories, Inc.’s products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteriod licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat, as well as the new IMPACS compounds, to assess whether they are safe and effective in these other applications. In addition, CollaGenex has licensed the Restoraderm® technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect CollaGenex’s business and prospects. Our business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex’s sales and marketing plans for Periostat and other products that we market, risks associated with our arrangement with Mutual, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, risks that the FDA will approve products that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex’s success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies and the success of our dermatology product candidates. There can be no assurance that CollaGenex’s product candidates (other than the FDA’s approval of Periostat for marketing in the United States, the United Kingdom Medicines and Healthcare products Regulatory Agency’s approval of Periostat for marketing in the United Kingdom and Periostat’s marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxembourg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully promote Pandel, Atridox, Atrisorb-FreeFlow or Atrisorb-D. As a result of such risks and those risks set forth in CollaGenex’s filings with the Securities and Exchange Commission, CollaGenex’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat®, IMPACS® and Metastat® are registered trademarks, and Restoraderm™ is a trademark, of CollaGenex Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox® and Atrisorb® are registered trademarks, and FreeFlow(TM) is a trademark, of Atrix Laboratories, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

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